Exhibit 10.9
TierOne BANK SAVINGS PLAN
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This Amended and Restated Supplemental Executive Retirement Plan (“Plan”) of TierOne Bank (the “Bank”) is adopted effective as of July 27, 2006 (the “Effective Date”). The Plan as amended and restated shall in all respects be subject to the provisions set forth herein. The Plan was originally established by the Bank effective as of October 1, 2002 for the purpose of permitting one or more of its officers listed in Appendix A attached hereto who participate in the TierOne Bank Savings Plan (the “401(k) Plan”) to receive retirement and savings benefits pursuant to this Plan in excess of the limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended, and any regulations relating thereto (the “Code”).
     This Plan is being amended and restated to comply with the requirements of Section 409A of the Code, including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005. No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.
     The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations relating thereto (“ERISA”). The Plan has been and shall continue to be operated in compliance with Section 409A of the Code. The Plan is an unfunded plan for tax purposes. The provisions of the Plan shall be construed to effectuate such intentions.
     Accordingly, the Bank hereby adopts this amended and restated Plan pursuant to the terms and provisions set forth below:
ARTICLE I
DEFINITIONS
     In addition to those terms defined above, the following terms shall have the meanings hereinafter set forth whenever used herein:
     1.1. “401(k) Allocation” means the retirement and savings benefit allocable to the individual account of a participant in the 401(k) Plan pursuant to Article III of the 401(k) Plan.
     1.2. “Board” means the Board of Directors of the Bank.
     1.3. “Change of Control” means a change in the ownership of TierOne Corporation (the “Company”) or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank as provided under Section 409A of the Code and the regulations thereunder.

     1.4 “Corporation” means TierOne Corporation, the owner of 100% of the issued and outstanding common stock of the Bank.
     1.5. “Corporation Common Stock” means shares of common stock of the Corporation.
     1.6. “Disability” means in the case of any Participant that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.
     1.7. “Participant” means a salaried employee of the Bank who is a participant in the 401(k) Plan, who is a member of a select group of management or highly compensated employees within the meaning of ERISA and who is selected by the Board to participate in the Plan in accordance with Article II hereof.
     1.8. “Plan Year” means the 12-consecutive-month period ending December 31 of each year, except that the initial Plan Year shall commence on October 1, 2002 and end on December 31, 2002.
     1.9. “Retirement” means the voluntary termination of the Participant’s employment with the Bank on or after the date the Participant reaches age 65 in a manner which constitutes a Separation from Service.
     1.10. “Separation from Service” means separation from service within the meaning of Section 409A of the Code and the regulations thereunder.
     1.11. “Supplemental Savings Deferred Allocation” means the dollar amount allocated to a Participant’s account pursuant to Section 3.1 of the Plan.
     1.12. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
ARTICLE II
ELIGIBILITY
     A salaried employee of the Bank who is eligible to receive the benefit of a 401(k) Allocation, the total amount of which is reduced by reason of the limitation on compensation or annual additions for the purpose of calculating allocations pursuant to Sections 401(a)(17),

401(k)(3), 401(m), 402(g) and 415 of the Code, shall be eligible to be selected by the Board of Directors of the Bank to participate in the Plan.
ARTICLE III
SUPPLEMENTAL CONTRIBUTIONS
     3.1. Supplemental Savings Deferred Allocation.
     A Participant in the Plan shall receive a Supplemental Savings Deferred Allocation each year effective as of the last day of the Plan Year. The dollar amount of the Supplemental Savings Deferred Allocation allocable to a Participant with respect to a given Plan Year shall be calculated as set forth below:
          (a) The profit-sharing and matching contributions which would have been allocated to the Participant for the Plan Year, as determined by multiplying the Participant’s compensation (as such term is defined in the 401(k) Plan but without giving effect to the limitations imposed by Section 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code) for the Plan Year by a percentage equal to the matching contribution the Participant was entitled to under the 401(k) Plan; less
          (b) The profit-sharing and matching contributions actually allocated to the account of the Participant in the 401(k) Plan for the Plan Year.
     For purposes of this Section 3.1, the Participant must make voluntary contributions on a before-tax or after-tax basis, as are necessary to qualify for the maximum Bank provided benefit available under the 401(k) Plan to similarly situated 401(k) Plan participants who are not affected by such restrictions and limitations.
     Supplemental Savings Deferred Allocations made for the benefit of a Participant for any Plan Year shall be credited to an account maintained under the Plan in the name of each Participant (the “Deferral Account”).
ARTICLE IV
INVESTMENT OF SUPPLEMENTAL SAVINGS DEFERRED ALLOCATIONS
     Amounts credited hereunder to the account of a Participant shall be treated as if they were actually invested in the 401(k) account of the Participant and shall be credited with gains and losses at the same time and in the same manner as is applicable to amounts invested in the 401(k) account of such Participant. A change by a Participant in the investment election applicable to amounts in his 401(k) account will be effective at the same time that such change is applicable to his 401(k) account, except as set forth below. Amounts deemed to be credited in Corporation Common Stock under this Plan (i) may not be diversified, (ii) must remain at all times credited with units that represent Corporation Common Stock; and (iii) must be distributed solely in the form of Corporation Common Stock.
ARTICLE V
VESTING; DISTRIBUTIONS
     5.1. Vesting. The vested portion of a Participant’s account shall be a percentage of the total amount credited to the account determined on the basis of the Participant’s number of “Periods of Service” (as defined in Section 1.02 (or any successor thereto) of the 401(k) Plan) according to the following schedule:

Periods of Service	Vesting Percentage
Less than 5	0%
5 or more	100%
     In determining Periods of Service for purposes of vesting under the Plan, Periods of Service with the Bank prior to January 1, 2002 shall be included.
     Notwithstanding the above vesting schedule, a Participant shall be 100% vested in his account upon (1) the attainment of “Early or Normal Retirement Age” (as defined in Section 1.02 (or any successor thereto) of the 401(k) Plan); (2) Disability; (3) termination or partial termination of this Plan; or (4) a Change of Control.
     5.2 Distribution of Account Balances.
          (a) General. The vested portion of amounts credited to a Participant’s account may not be distributed prior to (1) the Participant’s Disability or death, (2) the first day of the month following the lapse of six months after the Participant’s Separation from Service for reasons other than Disability or death, (3) the specific post-Retirement date set forth in the Participant’s payment election form, or (4) a Change of Control. The vested portion of amounts credited to a Participant’s account shall be distributed to a Participant at the time and in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix B). The form of benefit payment may be in a single lump sum payment or in annual installment payments for up to ten years, as specified on a Participant’s payment election form. If the benefits are to be paid in annual installments, the first annual installment shall be paid on or as soon as practicable following the payment event selected by the Participant (subject to the six-month delay required above if the payment event is a Separation from Service), and all subsequent annual payments shall be paid on the annual anniversary date of the first payment.
          (b) Amount of Each Annual Installment. The dollar amount of each annual installment paid to a Participant or his or her Beneficiaries shall be determined by multiplying the value of the Participant’s Deferral Account as of the close of business on the day preceding such payment by a fraction. The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the

Participant or his or her Beneficiaries, including the annual installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s Deferral Account, the second annual installment shall be 1/9th of the then remaining Deferral Account, and so on.
          (c) Prior Elections. Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 5.2(d) below and such payment election becomes effective as set forth below. If no payment election was previously made, then the current payment election shall be deemed to be a lump sum payment as of the first day of the month following the lapse of six months after a Separation of Service.
          (d) Transitional Elections in 2006. On or before December 31, 2006, if a Participant wishes to change his payment election, the Participant may do so by completing a payment election form approved by the Bank, provided that any such election (1) must be made at least 12 months before the date on which benefit payments are scheduled to commence, (2) must be made while the Participant is an active employee of the Company or one of its subsidiaries, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Bank, (4) does not cause a payment that would otherwise be made in 2006 to be delayed to a later year, and (5) does not accelerate into 2006 a payment that is otherwise scheduled to be made in a later year.
          (e) Subsequent Payment Elections. A Participant may not change his payment election on or after January 1, 2007.
          (f) Payments Following the Participant’s Death. If a Participant should die before distribution of the entire vested portion of his account pursuant to the Plan has been made to him, any remaining vested amounts shall be distributed to his beneficiary in the method designated by the Participant in writing delivered to the Bank prior to his death. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such vested amounts shall be distributed to those persons entitled to receive distributions of the Participant’s account under the 401(k) Plan. If a Participant has not designated a method of distribution, then the vested portion of his account shall be paid in a lump sum as soon as practicable following the date of his death.
ARTICLE VI
ADMINISTRATION OF THE PLAN
     6.1. Administration by the Bank. The Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.
     6.2. General Powers of Administration. All provisions set forth in the 401(k) Plan with respect to the administrative powers and duties of the Bank, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.

ARTICLE VII
CLAIMS PROCEDURES
     7.1 Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
     7.2 Initial Claim. The Participant or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Bank. The Bank shall review the claim itself or appoint an individual or an entity to review the claim.
          (a) Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claims is filed.
          (b) Manner and Content of Denial of Initial Claims. If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Plan upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.
     7.3 Review Procedures.
          (a) Request For Review. A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
          The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
          (b) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:
(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of the Plan on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
     7.4 Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures herein without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
     7.5 Legal Action. If the Bank fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.
     7.6 Review by the Bank. Notwithstanding anything in this Plan to the contrary, the Bank may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.
ARTICLE VIII
AMENDMENT OR TERMINATION
     8.1. Amendment or Termination. The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Bank, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board. In addition, in the event that the Bank determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Bank may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.
     8.2. Effect of Amendment or Termination.
          (a) General. No amendment or termination of the Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 8.2(b) below. No additional credits with respect to 401(k) Allocations shall be made to the account of a Participant and no additional Periods of Service (within the meaning of Section 5.1) shall be credited after termination of the Plan, but the Bank shall continue to credit gains and losses pursuant to Article IV until the vested balance of the Participant’s account has been fully distributed to the Participant or his beneficiary.
          (b) Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 8.2(b). The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:
(i)	the Plan is terminated within the 30 days preceding a Change of Control and (1) all substantially similar arrangements sponsored by the Bank and/or the Corporation are terminated, and (2) the Participant and all participants under the substantially similar arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements,

(ii)	the Plan is terminated and (1) all arrangements sponsored by the Bank and/or the Corporation that would be aggregated with the Plan under Treasury Regulation ' 1.409A-1(c) if the Participant participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) neither the Bank nor the Corporation adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation ' 1.409A-1(c) if the Participant participated in both arrangements, at any time within five years following the date of termination of the Plan, or

(iii)	the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the Plan termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.
ARTICLE IX
GENERAL PROVISIONS
     9.1. Participant’s Rights Unsecured. To fund its obligations under the Plan, the Bank may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold the alternative forms of assets which are permitted under the 401(k) Plan, including shares of Corporation Common Stock, subject to compliance with all applicable securities laws. If the Bank elects to use a trust to fund its obligations under the Plan, a Participant shall have no right to demand the transfer to him of stock or other assets from the Bank, or from such a trust formed or utilized by the Bank. Any assets held in a trust, including shares of Corporation Common Stock, may be distributed to a Participant in payment of part or all of the Bank’s obligations under the Plan. The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Bank.
     9.2. General Conditions. Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the 401(k) Plan.
     9.3. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefit hereunder.
     9.4. No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Bank.
     9.5. Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
     9.6. Applicable Law. The Plan shall be construed and administered under the laws of the State of Nebraska to the extent such laws are not superseded by federal law.
     9.7. Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Bank may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan therefor.
     9.8. Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Bank or by the merger or consolidation of the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity (including a continuation by means of a merger into a successor plan), then the Plan shall terminate subject to the provisions of Section 8.2. Any termination of the 401(k) Plan shall not in and of itself result in a termination of this Plan.
     9.9. Unclaimed Benefit. Each Participant shall keep the Bank informed of his current address and the current address of his designated beneficiary. The Bank shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Bank within three (3) years after the date on which payment of the Participant’s account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Bank is unable to locate any designated beneficiary of the Participant, then the Bank shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.
     9.10. Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Bank nor any individual acting as employee or agent of the Bank shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

     IN WITNESS WHEREOF, TierOne Bank has caused this Plan to be duly executed on this 27th day of July 2006.

Attest:	TierOne BANK

/s/ Eugene B. Witkowicz	By	/s/ Gilbert G. Lundstrom
Secretary		Gilbert G. Lundstrom
Chairman and Chief Executive Officer

APPENDIX A
     The Bank has designated the following persons as Participants in its Amended and Restated Supplemental Executive Retirement Plan with respect to its 401(k) Plan:
1.	Gilbert G. Lundstrom, Chairman and Chief Executive Officer, effective October 1, 2002.
2.	James A. Laphen, President and Chief Operating Officer, effective October 1, 2002.

APPENDIX B
PAYMENT ELECTION FORM
TierOne BANK SAVINGS PLAN
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Date
     I acknowledge receipt of a copy of the TierOne Bank (the “Bank”) Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) with respect to the Bank’s Savings Plan and understand that the Plan and this Payment Election Form constitute a binding agreement between myself and the Bank. I further acknowledge that I have no rights to any amounts deferred pursuant to the Plan until the time of distribution pursuant to the provisions of Section 5.2 of the Plan.
     This Payment Election Form sets forth below my election as to the timing of payment of the vested portion of my account balances under the Plan. All payments under the Plan will be subject to the terms and conditions of the Plan which are incorporated herein by reference.
     I acknowledge that my election will apply to all amounts deferred on my behalf under the Plan and can only be changed in calendar year 2006 in a manner which complies with Section 409A of the Internal Revenue Code.
     My period of deferral, with respect to amounts deferred under the Plan, shall expire upon the earliest event or date specified below (check as many as you wish to have applied to you):

G	1.	Upon my termination of employment, excluding termination due to death or Disability or in connection with a Change of Control, I elect to receive settlement of my account by (check one):

		Lump sum distribution on the first day of the month following the lapse of six months after the occurrence of such event; or

		Commencement of ___annual installment payments on the first day of the month following the lapse of six months after the occurrence of such event (up to 10 installment payments permitted).
and/or

G	2.	Upon my death or Disability, I elect to receive settlement of my account by (check one):

		Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

		Commencement of ___ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 installment payments permitted).
and/or

G	3.	Upon the occurrence of a Change of Control, I elect to receive settlement of my account by (check one):

		Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

		Commencement of ___ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 installment payments permitted).
and/or

G	4.	On ___, 20___ (NOTE: needs to be a date after you retire, and if you wish to have this option apply, you should not check box No. 1 above), I elect to receive my account by (check one):

		Lump sum settlement; or

		Commencement of ___ annual installment payments (up to 10 installment payments permitted).
     I understand that any balance remaining in my account, as of the date of the last distribution to be made to me pursuant to my elections above, will be added to and distributed in said last distribution.

PARTICIPANT

Signature:

Printed Name:

The Bank hereby acknowledges the receipt of this

Payment Election Form.

Name:

Date Received: